EXHIBIT 99.1

Pain Therapeutics Announces Fourth Quarter and Year-End 2007 Financial Results

                      Cash Flow Positive in 2008

              Remoxy(tm) NDA On-track for Q2 2008 Filing

           Accelerated Growth of Biopharmaceutical Pipeline

SAN MATEO, Calif., Feb. 7, 2008 (PRIME NEWSWIRE) -- Pain Therapeutics, Inc. (Nasdaq:PTIE), a biopharmaceutical company, today reported financial results for the year and fourth quarter ended December 31, 2007.

Net income for the year ended December 31, 2007 was $20.3 million, or $0.44 per diluted share, compared to net income of $6.2 million, or $0.14 per diluted share, for 2006. Net income for the quarter ended December 31, 2007 was $1.1 million, or $0.02 per diluted share, compared to a net loss of $5.7 million, or $0.13 per diluted share for the fourth quarter of 2006.

At December 31, 2007, the Company had cash, cash equivalents and marketable securities of $205.1 million.

"Our vision is to be a force for change in pain management," said Remi Barbier, Pain Therapeutics' president and chief executive officer. "We offer a variety of groundbreaking drug candidates in early and late-stages of development, coupled with tight fiscal discipline. This is our business model and it provided us with an extraordinary year of achievements in 2007. Now we're hungry for more. In 2008, we'll focus on executing our plan for revenue and earnings growth over the long term."

 2008 Financial Guidance

 * Pain Therapeutics anticipates being cash flow positive in 2008.
 * Pain Therapeutics anticipates receiving $20.0 million of cash milestone payments in 2008 under its strategic alliance with King
   Pharmaceuticals, Inc., as follows:
   * The Remoxy New Drug Application (NDA) filing remains on-track for
     Q2 2008; acceptance of this NDA by the U.S. Food and Drug
     Administration (FDA) triggers a $15.0 million cash milestone payment from King Pharmaceuticals, Inc.
   * Pain Therapeutics expects to file an Investigational New Drug application (IND) for a new abuse-resistant opioid in 2008;
     acceptance of this IND by the FDA triggers a $5.0 million cash milestone payment from King Pharmaceuticals, Inc.
 * Pain Therapeutics expects to accelerate the growth of its pipeline of biopharmaceutical drugs.  The Company anticipates spending $10.0 to $15.0 million developing biopharmaceutical products for metastatic melanoma, hemophilia and other important disease areas.
   All commercial rights to these biopharmaceutical drugs are owned entirely by the Company.
 * Pain Therapeutics has in place a stock buyback plan for up to $20.0 million of its common stock. In 2008, the Company may increase the size of its buyback plan, depending on market conditions and other factors.

 2007 Financial Highlights

 * Under our collaboration agreement, King reimburses our expenses related to the development of Remoxy and other abuse-resistant opioid painkillers, resulting in collaboration revenue.
   Collaboration revenue for the year ended December 31, 2007 was
   $42.7 million, compared to $22.7 million for the same period of
   2006. Collaboration revenue in 2007 included approximately $10.4 million of costs incurred in 2006 that were reimbursed in the first half of 2007.  Collaboration revenue for the fourth quarter of 2007 was $10.5 million.  In 2008, we expect to receive and recognize collaboration revenue of $3.8 million for expenses we incurred in
   2007.

 * Research and development expenses for the fourth quarter ended
   December 31, 2007 increased to $13.6 million from $13.3 million for the same period of 2006.  Research and development expenses for the year ended December 31, 2007 increased to $47.7 million from $46.8 million for 2006. The increases are mostly due to increased spending for Remoxy and melanoma. Research and development expenses included non-cash stock-related compensation costs of $1.1 million in the fourth quarter ended December 31, 2007 and $3.7 million in the year ended December 31, 2007.

 * General and administrative expenses increased to $2.1 million from
   $2.0 million in the three months ended December 31, 2007 and 2006, respectively, and to $8.1 million from $7.7 million in the year ended December 31, 2007 and 2006, respectively.  General and administrative expenses included non-cash stock-related
   compensation costs of $0.9 million in the three months ended
   December 31, 2007 and $2.6 million in the year ended December 31,
   2007.

 * We have a stock buyback plan for up to $20.0 million of our common stock.  As of December 31, 2007, we have purchased $3.8 million of our stock on the open market.  We intend to hold repurchased shares in treasury.  The total number of shares to be purchased and the timing of purchases will be based on several factors, including the price of the common stock, general market conditions, corporate and regulatory requirements and alternate investment opportunities.
   This stock buyback program expires in March 2008 and may be modified or discontinued at any time.

 * We have not provided for income taxes for 2007 because we did not have taxable income for the full fiscal year.  Our income before income taxes in 2007 includes program fee revenue.  For tax purposes, we recognized all of the related program fee revenue in
   2006, which is the primary reason the Company did not have taxable income in 2007.

 * King made an upfront payment of $150.0 million in December 2005 as part of our strategic alliance to develop Remoxy and other abuse-resistant opioid painkillers.  For accounting purposes, we plan to recognize a portion of this cash payment as non-cash
   "program fee revenue" each quarter over the estimated development period. In Q4 2007, we changed our estimated development period to
   Q3 2014, based on changes in the estimated timing of the completion of development of the other abuse-resistant opioid painkillers.
   Non-cash program fee revenue was $3.6 million in Q4 2007.  Our timetable for filing the NDA and commercialization for Remoxy is not impacted by this change in estimate.  We believe that we remain on-track to file an NDA for Remoxy in Q2 2008.

About Pain Therapeutics, Inc.

Pain Therapeutics, Inc. is a biopharmaceutical company that develops novel drugs. In December 2007, we announced that Remoxy met the primary endpoint (p less than 0.01) of a pivotal Phase III study in over 400 patients with osteoarthritis; as a result, we plan to file an NDA for Remoxy in Q2 2008. We also have other drug candidates in clinical programs, including a novel radio-labeled monoclonal antibody to treat metastatic melanoma, PTI-202 and Oxytrex(tm). In addition, we are working on a new treatment for patients with hemophilia. The FDA has not yet evaluated the merits, safety or efficacy of our drug candidates. For more information, please visit www.paintrials.com.

Note Regarding Forward-Looking Statements: This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the "Act"). Pain Therapeutics, Inc. disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, any statements relating to the timing, scope or expected outcome of the Company's clinical development of its drug candidates, including filing an NDA for Remoxy in the second quarter of 2008, filing an IND for a new abuse-resistant opioid, the Company's expected pipeline, the Company's expected spending in 2008, including with respect to its pipeline development efforts, the Company's expected receipt and recognition of collaboration revenue, the time period for program fee revenue recognition, the potential milestone and other payments from King, including with respect to the expected NDA filing for Remoxy, the potential benefits of the Company's drug candidates. Such statements are based on management's current expectations, but actual results may differ materially due to various factors. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of the Company's drug candidates and potential drug candidates, unexpected adverse side effects or inadequate therapeutic efficacy of the Company's drug candidates and potential drug candidates that could slow or prevent regulatory filings, product approval or market acceptance (including the risk that current and past results of clinical trials and testing are not necessarily indicative of future results of clinical trials and testing), the uncertainty of patent protection for the Company's intellectual property or trade secrets, the Company's ability to obtain additional financing if necessary, unanticipated research and development and other costs, and the timing or receipt of payments from King. For further information regarding these and other risks related to the Company's business, investors should consult the Company's filings with the Securities and Exchange Commission.

                       PAIN THERAPEUTICS, INC.
                 CONDENSED STATEMENTS OF OPERATIONS
              (in thousands, except per share amounts)
                            (Unaudited)

                                Three Months Ended      Year Ended
                                   December 31,        December 31,
                                ------------------  ------------------
                                  2007      2006      2007      2006
                                --------  --------  --------  --------
 Revenue
  Collaboration revenue         $ 10,468  $   (214) $ 42,746  $ 22,717
  Program fee revenue              3,587     6,550    23,238    26,201
  Milestone revenue                   --        --        --     5,000
                                --------  --------  --------  --------
   Total revenue                  14,055     6,336    65,984    53,918
 Operating expenses
  Research and development        13,559    13,290    47,730    46,803
  General and administrative       2,134     1,963     8,085     7,668
                                --------  --------  --------  --------
   Total operating expenses       15,693    15,253    55,815    54,471
                                --------  --------  --------  --------
   Operating income (loss)        (1,638)   (8,917)   10,169      (553)
 Interest and other income, net    2,769     2,552    10,136     9,668
                                --------  --------  --------  --------
 Income (loss) before provision
  for income taxes                 1,131    (6,365)   20,305     9,115
 Provision for (benefit from)
  income taxes                        --      (653)       --     2,927
                                --------  --------  --------  --------
 Net income (loss)              $  1,131  $ (5,712) $ 20,305  $  6,188
                                ========  ========  ========  ========

 Net income (loss) per share
  Basic                         $   0.03  $  (0.13) $   0.46  $   0.14
                                ========  ========  ========  ========
  Diluted                       $   0.02  $  (0.13) $   0.44  $   0.14
                                ========  ========  ========  ========
 Weighted-average shares used in
  computing net income (loss)
  per share
  Basic                           44,186    44,262    44,150    44,146
                                ========  ========  ========  ========
  Diluted                         46,400    44,262    45,676    45,475
                                ========  ========  ========  ========

                       PAIN THERAPEUTICS, INC.
                      CONDENSED BALANCE SHEETS
                                                     December 31,
                                                ----------------------
                                                   2007       2006(1)
                                                ----------  ----------
                                                (Unaudited)
 Assets
 Current assets
  Cash, cash equivalents and marketable
   securities                                   $  205,071  $  204,400
  Other current assets                                 303       2,714
                                                ----------  ----------
   Total current assets                            205,374     207,114
 Non-current assets
  Property and equipment, net                        1,607       1,267
  Other assets                                         644          75
                                                ----------  ----------
   Total assets                                 $  207,625  $  208,456
                                                ==========  ==========
 Liabilities and stockholders' equity
 Current liabilities
  Accounts payable                              $    3,624  $      985
  Accrued development expense                          817       5,777
  Deferred program fee revenue - current
   portion                                          14,348      26,200
  Income taxes payable                                  --       2,779
  Other accrued liabilities                          1,868         913
                                                ----------  ----------
   Total current liabilities                        20,657      36,654
 Non-current liabilities
  Deferred program fee revenue - non-current
   portion                                          82,501      93,887
  Other liabilities                                    553          --
                                                ----------  ----------
   Total liabilities                               103,711     130,541
                                                ----------  ----------
 Stockholders' equity
  Common stock                                          44          44
  Additional paid-in-capital                       221,415     214,749
  Accumulated other comprehensive income (loss)        584        (372)
  Accumulated deficit                             (118,129)   (136,506)
                                                ----------  ----------
   Total stockholders' equity                      103,914      77,915
                                                ----------  ----------
   Total liabilities and stockholders' equity   $  207,625  $  208,456
                                                ==========  ==========
 (1) Derived from audited financial statements.

CONTACT:  Pain Therapeutics, Inc.
          Christi Waarich, Senior Manager of Investor Relations
          650-645-1924
          cwaarich@paintrials.com